Berenson LLP

June 9, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Amtrust Financial Services, Inc. (copy attached as Annex A), included in the section "Change in Accountants" included in the Registration Statement of Amtrust Financial Services, Inc., on Form S-1 to be filed with the Securities and Exchange Commission on or about June 9, 2006. We agree with the statements concerning our Firm in that section of such Form S-1.

Very truly yours,

Berenson LLP

BERENSON LLP

Annex A

CHANGE IN ACCOUNTANTS

Prior to fiscal year ended December 31, 2005, our consolidated financial statements were audited by Berenson LLP. On February 10, 2006 Berenson LLP resigned and we engaged BDO Seidman, LLP, which continues as our independent registered public accounting firm. The decision to change accountants was approved by the audit committee of the Company.

Berenson LLP's report on the consolidated financial statements for the fiscal year ended December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During 2004 and during the subsequent interim period through February 10, 2006, there were no disagreements with Berenson LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Berenson LLP's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report. Berenson LLP has furnished a letter addressed to the Securities and Exchange Commission and filed as an exhibit to our registration statement stating its agreement with the statements made herein.

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